Exhibit 14

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

                       CODE OF BUSINESS CONDUCT AND ETHICS


INTRODUCTION AND PURPOSE

Motors Mechanical Reinsurance Company, Limited ("MMRC" or the "Company") expects the highest possible ethical conduct from its employees, officers, and directors. Full compliance with this Code of Business Conduct and Ethics (the "Code") is mandatory. The Code is expected to foster a culture of transparency, integrity and honesty and has been established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002. It is designed to deter wrongdoing and to promote:

     o Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest in personal or professional relationships;
     o Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission ("SEC") and other public communications;
     o Compliance with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies;
     o Prompt internal reporting of possible violations of this Code of Ethics with the appropriate persons within the Company; and
     o    Accountability for adherence to this Code of Ethics.


CODE OF ETHICS

In accordance with the rules of the U.S. Securities and Exchange Commission, any change to, or waiver of, any provision of this Code that applies to the Company's employees, officers and directors (or persons performing similar functions) must be publicly disclosed immediately.


I.   CONFLICTS OF INTEREST

     Every employee, officer, and director of the Company should avoid any situation where the personal interest of the employee, officer, and director or any of their family members, conflicts or may appear or be likely to conflict, with those of the Company. Conflicts would arise (a) if the actions of the employee, officer, or director might result in an improper gain or advantage to the employee, officer, or director, their family members, or any other person with whom the employee, officer, or director has any association; or (b) if public disclosure of the situation could have an adverse effect on Company or its members. While it is not possible to state all cases involving potential conflicts of interest, the following examples are illustrative:

     1. Questionable Payments. No employee, officer or director may offer any gift, loan or payment to any person having any business or professional relationship with the Company. This does not prohibit gifts of nominal value made as tokens of respect and friendship and not related to any particular business transaction.

     2. Gifts and Favors. No employee, officer, or director may accept, or permit his or her relatives or associates to accept, any gift, payment or favor from any person except the Company, which is, or might appear to be intended to influence or create a potential conflict of interest with the performance of an employee, officer, or director's official duties.


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                                                                      Exhibit 14
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     3.   Entertainment. No entertainment, given or received, may exceed usual and reasonable limits as a part of normal business activity.

     4. Loans and Investments. Any loan from, and investment in any business with which the Company has business relationships (including competitors and those from which the Company secures goods or services) are sources of actual or potential conflicts of interest. Any loans to, or investment by an employee, officer or director or a member of his or her family must be reported in advance to the Company's President & Chief Executive Officer, Principal Financial Officer, and/or Board of Directors for review, unless it falls under one of the following categories which generally would not represent a conflict of interest:

          (a) A secured or unsecured loan, including mortgages, if made at customary rates, by banks that the Company does business.

          (b) An investment in corporate securities of an entity that Company has business relationships or competes where the number of shares owned is insignificant compared with the number of shares outstanding and where the value of the shares so held does not represent a substantial portion of the individual's net worth. An acquisition by an employee, officer, or director of an interest in MMRC's securities is not required to be reported under this Paragraph 4.

     5. Business Affiliations. Employees, officers, and directors of the Company may serve (with or without compensation) as a director, officer, partner, trustee, consultant, adviser or employee of any business enterprise outside the Company group of companies, or a non-profit or charitable organization, provided, that they disclose any relationship that presents an actual or apparent conflict of interest.

     6. Confidential Information. Data or information not already available to the public or to all shareowners concerning Company's activities may never, without the permission of the Company's President & Chairman and Principal Financial Officer (or persons performing similar functions) be disclosed to, or discussed with anyone who is not an employee, officer, or director of the Company until it is first disclosed to the public or to all shareholders nor should it be used for personal gain.

     7. Personal Use of Corporate Employees and Property. The use of, or permitting others to use, employees, materials or equipment of Company for personal purposes represents a conflict of interest.

     8. Holding Public Office. Company's policy is to encourage participation by its employees, officers, and directors in civic, educational, and welfare activities. However, election or appointment of an employee, officer, or director to public office may create a potential conflict of interest. Accordingly, any such potential election or appointment should be disclosed to the Company's President, & Chairman, Principal Financial Officer, and members of its Board of Directors (or persons performing equivalent functions) before the employee, officer, or director is committed to accept or run for the office.

II.  BUSINESS AND ACCOUNTING PRACTICES

     1. The use of Company funds or assets for any unlawful or improper purpose is strictly prohibited.

     2. No secret or unrecorded fund or asset of Company shall be established for any purpose.

     3. No payment on behalf of Company shall be approved without adequate supporting documentation or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.


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                                                                      Exhibit 14
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     4.   Compliance with generally accepted accounting rules and established internal controls is required at all times.

III. ACCURATE PERIODIC REPORTS

     Full, fair, accurate, timely and understandable disclosures in the periodic reports that Company files with the U.S. SEC is legally required and is essential to the success of Company's business. Exercising the highest standard of care in preparing such reports in accordance with the following guidelines must be adhered to:

          o Company accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction;

          o All records must fairly and accurately reflect the transactions or occurrences to which they relate;

          o All records must fairly and accurately reflect, in reasonable detail, Company's assets, liabilities, revenues and expenses;

          o Company's accounting records must not contain any false or intentionally misleading entries regardless of materiality;

          o No transactions should be intentionally misclassified as to accounts, departments or accounting periods regardless of materiality;

          o All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

          o No information should be concealed from the internal auditors or the independent auditors; and

          o Compliance with Company's system of internal accounting controls is required.


IV.  IMPROPER INFLUENCE ON CONDUCT OF AUDITS

     No employee, officer, or director of the Company shall take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of Company.


V.   POLITICAL CONTRIBUTIONS AND PAYMENTS TO GOVERNMENT OFFICIALS AND PERSONNEL

     While no employee, officer, or director of the Company is prohibited from making personal political contributions as he or she may wish, no reimbursement for personal contributions can be made by the Company where it is prohibited from doing so.

     Our dealings with officials and personnel at all levels of government in Barbados and in other countries must always be beyond reproach. We must avoid even the appearance of impropriety or undue influence.

     1. No Company funds or assets shall be used, directly or indirectly, for political campaign purposes in Barbados or in any other jurisdiction. No such funds shall be used, directly or indirectly, for political contributions elsewhere, even where permitted by applicable law, without the prior


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                                                                      Exhibit 14
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          approval of the Company's President & Chairman, Principal Financial
          Officer and its Board of Directors.

     2. Any payment made directly or indirectly on behalf of the Company to any official or personnel in any level of government of any country is prohibited. As used herein, the term "payment" includes money or any gift of more than nominal value and entertainment beyond usual and reasonable limits. This prohibition applies to the use of corporate as well as personal funds or assets.

     3. Any payment made directly or indirectly on behalf of the Company to a foreign government official to influence the performance of official acts is prohibited.


VI.  GENERAL LEGAL COMPLIANCE

     In addition to the specific policies described above, each employee, officer, and director of the Company is required to:

     1.   Comply with all applicable laws, rules and regulations.

     2. Conduct his or her affairs according to the highest standards of loyalty, ethics and integrity.

     3. Promptly seek legal advice concerning any matter on which there is any question.

     4. Make every effort to insure that subordinates know and observe Company's policies concerning business conduct and ethics.


VII. REPORTING OBLIGATIONS

     It is the responsibility of every employee, officer, and director to report any suspected violations of the Code to an appropriate level of management.

     If one is still concerned after speaking with their superiors or feel uncomfortable speaking with them (for whatever reason), they are strongly urged to (anonymously, if you wish) send a detailed letter or e-mail (with relevant documents) to the Company's President & Chairman, Principal Financial Officer, and/or Board of Directors.

     Any phone correspondence, detailed notes and/or e-mails will be dealt with in a confidential manner. The individual has the commitment of the Company, its officers, and directors that they will be protected from retaliation.


VIII. DISCIPLINARY ACTION

     Any clear violation of any provision of the Code will result in disciplinary action, including, in circumstances, dismissal of the person or persons involved. In addition, disciplinary measures will apply to any employee, officer, or director who directs or approves any violation of any provision of this Code, or has knowledge of such violation and does not promptly move to correct and report such violation in accordance with this Code.


IX.  PERIODIC REPORTING PROCEDURES

     A formal report on compliance with the Code may be requested periodically from any employee, officer, or director of the Company.


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                                                                      Exhibit 14
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X.   WAIVERS

     Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code is required to be disclosed in the Company's Annual Report on Form 10-K or a report filed on Form 8-K with the SEC. A waiver is defined by SEC rules as a material departure from a provision of the Code and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an officer or director of the Company. Relevant employees, officers, and directors should note that it is not the Company's intention to grant or to permit waivers from the requirements of the Code. Employees, officers, and directors should note that the Company expects full compliance with this Code.

XI.  INQUIRIES

     All inquiries in relation to this Code or its applicability to particular people or situations should be directed to the Company's general legal counsel (LeBoeuf, Lamb, Greene & Mac Rae, LLP, 1875 Connecticut Ave. NW, Washington D.C. 20009-5728, Attn: George R. Abramowitz).

It is very important that the Company's employees, officers, and directors faithfully comply with the spirit and the letter of this Code.